Exhibit 99.1
Eventbrite Reports Second Quarter 2023 Financial Results
8/3/2023
Revenue of $78.9 million grew 20% year-over-year on a constant currency basis
Mid-teens Adjusted EBITDA margin and eighth consecutive quarter of positive Adjusted EBITDA
Record 33 million ticket buyers reflect robust consumer demand
SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE:EB), a global events marketplace, today posted its financial results for the quarter ended June 30, 2023. The Second Quarter 2023 Shareholder Letter can be found on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.
“We reached another post-pandemic sales peak, significantly improved our adjusted EBITDA profitability and helped a record number of buyers get tickets to events in the second quarter,” said Julia Hartz, Co-Founder and Chief Executive Officer. "For both creators and event seekers, the Eventbrite experience has become more intuitive, seamless, and personalized, driven by our commitment to enhance the customer experience. In the second half of the year, we will continue to deliver innovative marketing and promotion tools to creators and showcase the best events to experience-seeking audiences around the world.”
Earnings Webcast Information
Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s second quarter financial results. The webcast of the conference call can be accessed as follows:
Event: Eventbrite Second Quarter 2023 Earnings Conference Call

Exhibit 99.1
Date: Thursday, August 3, 2023
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.
About Eventbrite
Eventbrite is a global events marketplace that serves event creators and event goers in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. With over 280 million tickets distributed for over 5 million total events in 2022, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc. 's Best-Led Companies honor. Learn more at www.eventbrite.com.

Eventbrite Investor Relations
investors@eventbrite.com
Source: Eventbrite, Inc.